EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Polaris Inc. 2007 Omnibus Incentive Plan (as amended and restated April 30, 2020) of our reports dated February 13, 2020, with respect to the consolidated financial statements and schedule of Polaris Inc. and the effectiveness of internal control over financial reporting of Polaris Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
May 8, 2020